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                                                                 August __, 1999

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts  02101

Ladies and Gentlemen:

         This is to advise you that Harris Associates Investment Trust has established a new series of shares to be known as The Oakmark Global Fund (the "New Fund").

         In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated July 1, 1992 and in Article 10 of the Transfer Agency and Service Agreement dated July 1, 1992 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for the New Fund under the terms of those respective contracts. We anticipate that the New Fund will commence operations on or about August 12, 1999.

         Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one copy for your records.

                                       HARRIS ASSOCIATES INVESTMENT TRUST


                                       By:
                                                Victor A. Morgenstern
                                                President


Agreed to this ______ day of August, 1999.

STATE STREET BANK AND TRUST COMPANY


By: ________________________________
    Vice President